Exhibit 10.2



                         Opinion and Consent of Counsel

                             January 25, 1996











Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

      This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares ("Shares") of the Phoenix Strategic Theme Series of The Phoenix Edge Series Fund (the "Phoenix Fund").

      In rendering our opinion, we have examined such documents, records, and matters of law as we deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to us.

      Based upon the subject to the foregoing, it is our opinion that the Shares that will be issued by the Phoenix Fund when sold will be legally issued, fully paid, and nonassessable.

      Our opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purposes without our written consent. We hereby consent to the use of this opinion as an exhibit to such Registration Statement.



                             Yours truly,

                             /s/ Richard J. Wirth
                             Richard J. Wirth